CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 33-58282 and 811-7512) of our report dated December 29, 2016 on the financial statements and financial highlights of Dreyfus Worldwide Growth Fund (the sole series comprising Dreyfus Premier Worldwide Growth Fund, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended October 31, 2016.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

February 24, 2017